                                                                     Exhibit 15



May 21, 1999

First Western Bancorp, Inc.
101 E. Washington Street
New Castle, PA 16101

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of First Western Bancorp, Inc. and subsidiaries for the period ended March 31, 1999 and 1998, as indicated in our report dated April 14, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in First Western Bancorp, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, is being incorporated by reference in this Registration Statement of Sky Financial Group, Inc. on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP